Report of Independent Registered Public Accounting Firm on Schedules

The Board of Directors and Stockholder

Farm Bureau Life Insurance Company

We have audited the consolidated balance sheets of Farm Bureau Life Insurance Company as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2015, and have issued our report thereon dated April 29, 2015 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24 (a)(2) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 29, 2016

Schedule I - Summary of Investments - Other
Than Investments in Related Parties
FARM BUREAU LIFE INSURANCE COMPANY
December 31, 2015

Column A	Column B	Column C	Column D
Type of Investment	Cost (1)	Value	Amount at which shown in the balance sheet
	(Dollars in thousands)
Fixed maturities, available for sale:
Bonds:
Corporate	$3,463,534	$3,518,707	$3,518,707
Mortgage and asset-backed	1,499,006	1,567,409	1,567,409
United States Government and agencies	41,051	44,098	44,098
State, municipal and other governments	1,344,661	1,472,351	1,472,351
Total	6,348,252	$6,602,565	6,602,565

Equity securities, available for sale:
Common stocks:
Banks, trusts and insurance companies	24,988	$24,988	24,988
Industrial, miscellaneous and all other	843	862	862
Non-redeemable preferred stocks	87,029	91,951	91,951
Total	112,860	$117,801	117,801

Mortgage loans	745,858		747,126
Investment real estate (2)	2,115		1,955
Policy loans	185,784		185,784
Short-term investments	7,026		7,026
Other investments	4,434		3,017
Total investments	$7,406,329		$7,665,274

(1)         On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, real estate and other investments; and unpaid principal balance for mortgage loans and policy loans.

(2)         Amount shown on balance sheet differs from cost due to depreciation and allowance for possible losses deducted from cost.

Schedule III - Supplementary Insurance Information
FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned revenues	Other policyholder funds
	(Dollars in thousands)
December 31, 2015:
Annuity	$85,819	$3,550,364	$—	$370,326
Life Insurance	248,333	2,473,357	9,719	194,751
Corporate and Other	65,936	399,203	11,525	29,128
Impact of unrealized gains/losses	(73,735)	4,090	(3,352)	—
Total	$326,353	$6,427,014	$17,892	$594,205

December 31, 2014:
Annuity	$82,778	$3,370,109	$—	$372,244
Life Insurance	232,020	2,372,108	10,111	193,567
Corporate and Other	75,130	394,536	12,654	24,823
Impact of unrealized gains/losses	(179,544)	11,182	(11,461)	—
Total	$210,384	$6,147,935	$11,304	$590,634

December 31, 2013:
Annuity	$82,404	$3,172,598	$—	$376,879
Life Insurance	216,744	2,254,193	8,885	191,478
Corporate and Other	80,051	389,746	13,133	21,845
Impact of unrealized gains/losses	(55,550)	2,957	(2,790)	—
Total	$323,649	$5,819,494	$19,228	$590,202

Schedule III - Supplementary Insurance Information (Continued)
FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
			Benefits,
			claims, losses	Amortization
		Net	and	of deferred	Other
	Premium	investment	settlement	acquisition	operating
	revenue	income	expenses	costs	expenses
	(Dollars in thousands)
December 31, 2015:
Annuity	$2,524	$207,897	$110,356	$9,658	$22,456
Life Insurance	256,504	151,743	253,461	14,364	76,167
Corporate and Other	46,476	28,546	32,346	9,946	15,395
Change in net unrealized gains/losses on derivatives	—	(2,691)	(2,577)	92	—
Impact of realized gains/losses	(7)	—	2	214	9
Total	$305,497	$385,495	$393,588	$34,274	$114,027

December 31, 2014:
Annuity	$1,927	$199,871	$105,669	$10,477	$22,786
Life Insurance	244,597	145,299	238,841	15,594	73,116
Corporate and Other	46,504	28,395	29,470	5,743	17,603
Change in net unrealized gains/losses on derivatives	—	2,270	432	(177)	—
Impact of realized gains/losses	(1)	—	4	178	7
Total	$293,027	$375,835	$374,416	$31,815	$113,512

December 31, 2013:
Annuity	$1,236	$195,267	$102,307	$9,422	$22,990
Life Insurance	245,147	139,256	231,860	15,760	76,561
Corporate and Other	46,050	32,736	30,185	5,074	10,155
Change in net unrealized gains/losses on derivatives	—	(2,005)	(310)	—	—
Impact of realized gains/losses	43	—	28	879	65
Total	$292,476	$365,254	$364,070	$31,135	$109,771

Schedule IV - Reinsurance

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2015:
Life insurance in force, at end of year	$59,136,803	$14,263,420	$551,563	$45,424,946	1.2%
Insurance premiums and other considerations:
Interest sensitive product charges	$113,178	$1,024	$2,387	$114,541	2.1%
Traditional life insurance premiums	215,936	25,344	364	190,956	0.2
Accident and health premiums	7,561	7,094	—	467	—
	$336,675	$33,462	$2,751	$305,964	0.9%

Year ended December 31, 2014:
Life insurance in force, at end of year	$57,010,809	$13,837,869	$592,022	$43,764,962	1.4%
Insurance premiums and other considerations:
Interest sensitive product charges	$110,388	$1,026	$365	$109,727	0.3%
Traditional life insurance premiums	206,701	23,819	418	183,300	0.2
Accident and health premiums	8,050	7,668	—	382	—
	$325,139	$32,513	$783	$293,409	0.3%

Year ended December 31, 2013:
Life insurance in force, at end of year	$54,603,479	$13,220,004	$613,281	$41,996,756	1.5%
Insurance premiums and other considerations:
Interest sensitive product charges	$112,186	$1,026	$372	$111,532	0.3%
Traditional life insurance premiums	200,729	20,199	414	180,944	0.2
Accident and health premiums	8,540	8,135	—	405	—
	$321,455	$29,360	$786	$292,881	0.3%